Exhibit 99.1

DIGENE CORPORATION ANNOUNCES CLOSING

OF OVER-ALLOTMENT OPTION EXERCISE BY UNDERWRITERS

GAITHERSBURG, MARYLAND, December 15, 2005 — Digene Corporation (NASDAQ: DIGE) today announced that, on December 14, 2005, it closed the exercise, in full, of the underwriters’ over-allotment option to purchase 450,000 shares of common stock at a public offering price of $28.00 per share. Digene sold an additional 300,000 newly issued shares of common stock and Armonk Partners, its selling stockholder, sold an additional 150,000 outstanding shares of common stock. After this over-allotment closing, a total of 2,300,000 shares of common stock have been sold in the offering by Digene and a total of 1,150,000 shares of common stock have been sold in the offering by Armonk Partners. J.P. Morgan Securities Inc. acted as the sole book-running manager in this offering with Thomas Weisel Partners LLC acting as joint lead manager. Goldman, Sachs & Co. and SG Cowen & Co., LLC acted as co-managers.

The aggregate gross proceeds received by Digene, before commissions and expenses, from this public offering were approximately $64.4 million. Digene will not receive any proceeds from the sale of shares by Armonk Partners.

A prospectus supplement was filed with the Securities and Exchange Commission on November 16, 2005 and is available on the SEC’s website at www.sec.gov. Printed copies of the prospectus supplement and accompanying prospectus meeting the requirements of the Securities Act of 1933 may be obtained from J.P. Morgan’s Prospectus Department, One Chase Manhattan Plaza, New York, New York 10081 (telephone 212-552-5164).

The shares being offered by Digene and Armonk Partners are registered by Digene under its Form S-3 shelf registration statement filed with the U.S. Securities and Exchange Commission (File No. 333-112901) that was declared effective by the SEC on December 15, 2004.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Any offer of shares of common stock will be made only by means of a prospectus supplement and accompanying prospectus.

About Digene

Digene Corporation, based in Gaithersburg, MD, develops, manufactures and markets proprietary DNA and RNA testing systems for the screening, monitoring and diagnosis of human diseases — with a focus on women’s cancers and infectious diseases. The company’s hc2 High-Risk HPV DNA Test® is the only test for human papillomavirus approved by the FDA, and is approved for both follow-up evaluation in women with inconclusive Pap results and for primary adjunctive screening with the Pap test in women age 30 and older. For primary adjunctive screening, it is marketed as both The Digene HPV Test and the DNAwithPap® Test. These brand names do not refer to the Digene product that tests for several types of the virus commonly referred to as “low-risk HPV,” which are not associated with cervical cancer. For more information, visit www.thehpvtest.com. Digene’s product portfolio also includes DNA tests for the detection of other sexually transmitted infections, including chlamydia and gonorrhea, as well as tests for blood viruses. Investors also may contact Charles Fleischman at (301) 944-7000; journalists may contact Pam Rasmussen, (301) 944-7196.

Digene®, Hybrid Capture®, hc2 High-Risk HPV DNA Test® and DNAwithPap® are registered trademarks of Digene Corporation.